For Immediate Release

Sun Bancorp Completes Equity Investment

WL Ross is Lead Investor

Investment Strengthens Capital Position and Fosters Future Growth Strategy

VINELAND, N.J.  September 22, 2010 -- Sun Bancorp, Inc. (NASDAQ: SNBC) today announced that with all necessary regulatory approvals received, it has successfully completed a sale  of common and preferred stock to private equity funds managed by WL Ross & Co. LLC, the Bank’s founding Brown family shareholders, and other institutional and accredited investors, with total gross proceeds to the Company of $106.7 million.  The sale is comprised of approximately 4.7 million shares of common stock and 88,000 shares of preferred stock and will result in approximately $98.5 million in net proceeds to the Company after expenses. The newly authorized preferred stock is mandatorily convertible into approximately 22 million shares of common stock upon the receipt of shareholder approval.  Sun plans to hold its annual meeting of shareholders on November 1, 2010 to obtain the necessary shareholder approvals to convert the preferred stock into common stock.  The shares to be purchased by WL Ross will represent 24.9% of the Company’s outstanding common stock, pro forma for the closing and assuming the conversion of the convertible preferred stock.

First announced in July 2010, the capital is a key part of Sun Bancorp’s strategic plan to strengthen its current capital position and accelerate expansion throughout its market.  "Our partnership with these prominent financial sector investors demonstrates our shared commitment and confidence to execute on the opportunities in our New Jersey marketplace,” noted Thomas X. Geisel, President and CEO of Sun Bancorp.

As of June 30, 2010,  Sun National Bank’s regulatory capital ratios all exceeded levels above the general standards to be considered well-capitalized, and, with the completion of the capital raise, the Bank’s regulatory capital ratios will exceed the terms of the minimum capital requirements imposed by the Office of the Comptroller of the Currency previously announced in April.

"In addition to fortifying our balance sheet, the capital allows us to grow organically by enhancing the scope of our products and services within all of our lines of business and to build out our retail franchise,” said Geisel.  “Both our management team and our new investors understand the potential that exists in this highly attractive demography, and how we can cultivate those opportunities to the benefit of customers and shareholders alike.”

“This investment is a commitment to one of the most attractive regions in our nation, and demonstrates our confidence in Sun as the bank platform for growth in the marketplace,” said Wilbur L. Ross, Jr., CEO and Chairman of WL Ross. Mr. Ross joined the Company’s and Sun National Bank’s respective boards of directors upon the closing of WL Ross’ investment.

Sun was represented by its legal counsel, Malizia Spidi & Fisch, PC, Washington, D.C. Lazard Middle Market LLC, and Keefe, Bruyette & Woods, acted as placement agents for Sun.  Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel for WL Ross, and Milestone Advisors, LLC provided WL Ross with due diligence advisory services.  The Brown Family was represented by Cozen O’Connor, Philadelphia, Pennsylvania.

Cautionary Statement

The issuance of the securities in the transactions described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Sun will file definitive proxy materials with the Securities and Exchange Commission (SEC), which will contain certain information regarding Sun and the private placement transaction and conversion of the preferred stock. These proxy materials will set forth complete details of the private placement transaction and the conversion. Shareholders are urged to carefully read the proxy materials when filed with the SEC because they will contain important information. Shareholders will be able to obtain a copy of the proxy materials free of charge at the SEC's Web site at www.sec.gov. The materials may also be obtained for free by directing a written request to Sun Bancorp, Inc., 226 Landis Avenue, Vineland, NJ, 08360, Attention: Secretary.

Shareholders should read the proxy materials before making a decision regarding the approval of the conversion of the preferred stock.
Sun, and its directors and executive officers, may be deemed to be “participants” in Sun’s solicitation of proxies in connection with the proposed transactions. Information regarding participants, including their holdings of Sun stock, will be contained in Sun’s definitive proxy materials filed with the SEC.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions. Actual results may differ materially from the results discussed in the forward-looking statements because such statements involve certain risks and uncertainties.  Additional information on these risks can be found in the Company's filings with the Securities and Exchange Commission.

About Sun Bancorp

Sun Bancorp, Inc. is a $3.53 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through

 70 locations in New Jersey. Sun National Bank has been named one of Forbes Magazine's "Most Trustworthy Companies" for five years running.  The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

About WL Ross & Co.

WL Ross is the distressed investment affiliate of Invesco.  Led by renowned investor Wilbur Ross, Jr., WL Ross’ investment team has accomplished more than $200 billion of workouts around the world over the last 30 years.  WL Ross has sponsored and managed more than $8 billion of equity investments in distressed securities.

Contacts:

Sun Bancorp
Thomas X. Geisel
President and Chief Executive Officer
(856) 691-4184
tgeisel@sunnb.com

WL Ross
Wilbur L. Ross
Chairman, WL Ross & Co. LLC
(212) 826-2111
wlross@wlross.com

###